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                                  EXHIBIT 99.3
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         "CENTURA ANNOUNCES MANAGEMENT CHANGES THAT SUPPORT COMPANY'S
                             STRATEGIC REPOSITIONING"

COMPANY WILL FOCUS ON PROVIDING EMBEDDED DATABASES AND APPLICATION DEVELOPMENT TOOLS FOR OPEN DEVELOPMENT PLATFORMS

REDWOOD SHORES, CA. -- (BUSINESS WIRE) -- DEC. 8, 1997 -- Centura Software Corporation (NASDAQ:CNTR/formerly Gupta Technologies) announced today changes to its senior management team and Board of Directors. These appointments coincide with the Company's repositioning and new focus on delivering embedded databases and application development tools to its expanding customer base.

Centura has appointed Scott Broomfield as chief executive officer and member of the Board of Directors, John Bowman as chief financial officer and Kathy Lane as vice president of marketing, effective immediately.

Along with the management changes the Company announced two additions to its Board of Directors. Joining the Centura Board are Jack King, chief executive officer of Zitel Corporation and Philip Koen, Jr., chief financial officer of PointCast.

The new team replaces Richard Gelhaus, Centura's former CFO and William Grabe and Max Hopper, who were previously on the Centura Board. Former CEO, Sam Inman, will remain on the Board of Directors and Earl Stahl, Centura's CTO, will now function as a strategic advisor and consultant. He retains his position as a member of the Board of Directors. The Company has retained an executive search firm to recruit a new CTO/VP of Engineering.

"In the short time we've been involved at Centura, we've observed Centura products are technologically competitive, not only in the existing client/server world but in the emerging market for Web applications and in mobile computing", said Scott Broomfield, Centura's new chief executive officer. "We intend to implement sales and marketing programs that make our products visible to our target markets, Independent Software Developers and corporate application developers. These developers are seeking solutions we can provide, including the robust performance of an embedded database operating in a small memory footprint that does not require a database administrator."

"Centura has an installed base of over 1 million end users who are now using applications with embedded Centura products", said Kathy Lane, vice president, marketing. "A review of customers using Centura to develop and deliver software applications attests to the viability and competitiveness of our products. These customers include: UPS, who has embedded SQLBase in the UPS tracking software; ADP, which uses SQLWindows and SQLBase in their desktop

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payroll product; and DeutscheBank which offers remote banking services using
Centura products."

ABOUT CENTURA SOFTWARE

Since its inception in 1984, Centura has enjoyed a rich history of innovation, creating the first client/server DBMS for PCs. Its current product lineup includes an embedded database, SQLBase, and application development tools, SQL Windows, Centura Team Developer, and Quest/Web. Today, Centura has 26 offices around the world, supports hundred thousands of developers who embed our tools in applications used by more than 1 million end users. Today, Centura is moving our client/server products to the new world of the intranet and the Internet. Centura products are all Year 2000 compliant.

For more information:

Centura Software Corp.
Scott Broomfield
Chief Executive Officer
650/596/3400
www.centurasoft.com

Miller Shandwick Technologies
Lisa J. Kelaita
Senior Vice President & General Manager
650-962-9550
lkelaita@shandwick.com



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